Contact
Media: Bill Wells – 770-242-8723

Guided Therapeutics, Inc. Receives New Funding Commitment from Konica Minolta Opto, Inc. to Expand Cancer Detection Product Line

NORCROSS, GA (February 2, 2010) – Guided Therapeutics, Inc. (GT) (Pink Sheets: GTHP) today announced that it has received confirmation of additional funding from Konica Minolta Opto, Inc. (KMOT) of Tokyo to co-develop new, non-invasive cancer detection products.

The new funding, expected to be approximately $1.59 million over 12 months, is in addition to option to license payments GT currently receives from KMOT.  Work on the project is expected to begin immediately.  As part of the agreement, KMOT is expected to purchase prototype devices and rely on GT for establishing the technical approach and regulatory strategy for potential entry of the new products into the U.S. and international markets.

The agreement follows more than two years of collaborative preparations and the recent completion of a directional marketing study, commissioned by GT and KMOT, that confirmed the market opportunity for extension of GT’s LightTouch™ technology into new product areas.

“Now that we are moving into the production and international marketing phase of LightTouch for cervical cancer detection, we can utilize our experienced R&D team to expand our product portfolio,” said Mark L. Faupel, Ph.D., President and CEO of GT.  “We are pleased to be working with Konica Minolta to extend the LightTouch platform into these new and exciting product areas.”

“KMOT is encouraged by the recent marketing studies, the work done to date by GT and looks forward to working with the company to co-develop and market non-invasive cancer detection products,” said Akira Suzuki, General Manager, LC Business Department for KMOT.  “We believe that these products will be cost effective tools to help detect and treat cancer earlier, which is a key component of improving healthcare worldwide.”

The new products, for the detection of esophageal and lung cancer, are based on GT’s LightTouch™ non-invasive cervical cancer detection technology, which is undergoing the U.S. Food and Drug Administration’s premarket approval process.  Lung cancer is the most prevalent cancer in the world and esophageal cancer ranks just below cervical cancer in newly diagnosed cases, according to the World Health Organization (WHO).

According to the WHO, 1.2 million new cases of lung cancer are diagnosed every year across the world.  In the U.S., lung cancer is the leading cause of cancer death, with 215,000 new cases and more than 161,000 deaths, according the American Cancer Society.  Worldwide, new cases of esophageal cancer are estimated at 410,000, with more than 16,000 new cases and more than 14,000 deaths in the U.S.  In Japan, home to KMOT, lung cancer kills more than 63,000 and esophageal cancer is responsible for more than 11,300 deaths, annually.  A precursor to esophageal cancer is Barrett’s esophagus, which is caused by excessive acid reflux.

###MORE###

Guided Therapeutics - KMOT
February 2, 2010

About Guided Therapeutics

Guided Therapeutics, Inc. (Pink Sheets: GTHP) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer.  The technology is designed to provide an objective result at the point of care thereby improving the management of cervical disease.  Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately.  The company also owns technology for measuring substances in interstitial fluid, a secondary circulatory system in the body that surrounds the cells.  For more information, visit GT’s web site www.guidedinc.com.

About Konica Minolta Opto

Konica Minolta Opto, Inc. was inaugurated on October 1, 2003, following the integration of the former Konica Opto Corporation and the optics division parented by the optical system operations of the former Minolta Co., Ltd. Our scope of business can be roughly divided into two categories: optical product development centered on our proprietary, cutting-edge optical technology; and the development and manufacturing of electronic components, including triacetyl-cellulose (TAC) films for use in LCD polarizing plates and glass dry plates used for production of shadow masks.  Visit www.konicaminolta.com/opt/index.html for more information.

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection System is an investigational device and is limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-KA for the fiscal year ended December 31, 2008 and subsequent quarterly reports.

###END###